Exhibit 99.6

RISK FACTORS

The notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors and may be diluted by liens granted to secure future indebtedness.
The notes are our senior secured obligations, secured on a first-lien basis by a pledge of substantially all of our assets (subject to the priority of any First-Out Obligations), including our equity interests in certain of our material, wholly-owned domestic subsidiaries and all cash and U.S. investment securities owned by HC2. The notes are guaranteed by certain of our current wholly-owned domestic subsidiaries but will not be guaranteed by our subsidiaries that are not wholly-owned or that are foreign entities. As a result of our holding company structure, claims of creditors of our subsidiaries that are not guarantors will generally have priority as to the assets of such subsidiaries over our claims and over claims of the holders of our indebtedness, including the notes. As of June 30, 2018, on a pro forma basis for this offering and the use of proceeds therefrom, the notes would be structurally subordinated to approximately $162.8 million in total indebtedness and vessel financing of our Non-Guarantor Subsidiaries. Additionally, as of June 30, 2018, on a pro forma basis for this offering and the use of proceeds therefrom and the consummation of the GrayWolf Acquisition, the notes would be structurally subordinated to approximately $257.8 million in total indebtedness and vessel financing of our Non-Guarantor Subsidiaries.
As a result, upon any distribution to the creditors of any subsidiary that is not a guarantor in bankruptcy, liquidation, reorganization or similar proceedings, or following acceleration of our indebtedness or an event of default under such indebtedness, the lenders or noteholders, as the case may be, of the indebtedness of our subsidiaries that are not guarantors will be entitled to be repaid in full from the proceeds of the assets of such subsidiaries, before any payment may be made to holders of the notes from such proceeds. The indenture does not prohibit the ability of our subsidiaries to incur additional indebtedness or grant liens secured by assets of our subsidiaries, but will permit such indebtedness in a limited manner. Further, we may incur future indebtedness, some of which may be secured by liens on the collateral securing the notes (including First-Out Obligations), to the extent permitted by the indenture. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of our senior secured indebtedness secured by the collateral, to the extent of the value of the collateral and potentially with all of our general creditors.
There can be no assurance that the GrayWolf Merger or a strategic alternative for GMSL will be completed.

We have previously announced the GrayWolf acquisition and our intention to explore strategic alternatives for GMSL. The GrayWolf Merger Agreement contains customary representations, warranties and closing conditions and is expected to close in the fourth quarter of 2018. If these conditions are not satisfied or waived, DBM Global will not complete the GrayWolf Merger. This offering is not conditioned on the closing of the GrayWolf Merger. We cannot assure you that the GrayWolf Merger will close on our expected timeframe, or at all, or close without adjustment of material terms. There can be no assurance that the conditions to closing of the GrayWolf Merger will be satisfied or waived or that other events will not intervene to delay or result in the failure to close the GrayWolf Merger. Any delay in closing or a failure to close could have a negative impact on our business and the trading price of our common stock.

We are in the early stages of exploring a strategic alternative for GMSL, including a potential sale. However, we cannot assure you that any such strategic alternative, including a potential sale, will be consummated, or if such an alternative is consummated, that it will be on terms that are favorable to current investors of holders of the Notes or that the net proceeds of any such sale will be used to pay down our senior secured debt despite our current intentions.

The liens securing the obligations under the notes will be subject to the priority of First-Out Obligations and other limitations set forth in the Collateral Trust Agreement.

On the Issue Date, we will enter into a Collateral Trust Agreement with the guarantors, the Collateral Trustee and the trustee under the indenture governing the notes offered hereby. The Collateral Trust Agreement shall govern the relative rights and priorities any First-Out Obligations, the Notes and any other pari passu indebtedness secured by liens on the collateral. The Collateral Trust Agreement, among other limitations, will provide that if we incur First-Out Obligations in accordance with the terms of the indenture, holders of notes will receive proceeds of a collateral foreclosure only after the payment in full of any First-Out Obligations. Furthermore, the Collateral Trust Agreement will provide that not less than a majority in principal amount of First-Out Obligations and other pari passu obligations (including the notes and subject to certain other exclusions) shall have the ability to direct the trustee to enforce its liens. Thus, holders of the notes will not have sole control of decisions regarding the collateral.

The Collateral Trust Agreement will further provide that, in the event of a bankruptcy, insolvency, or similar event the holders of the notes may be subject to certain restrictions with respect to their ability to seek certain remedies, including (in the case of U.S. bankruptcy proceedings) adequate protection, or object to a number of important matters or to take other actions following the filing of a bankruptcy petition. See “Description of Notes-Collateral Trust Agreement.”

We depend upon our information technology systems, which are subject to interruption and failure.

Information technology security threats from user error to cybersecurity attacks designed to gain unauthorized access to our systems, networks and data are increasing in frequency and sophistication. Cybersecurity attacks may range from random attempts to coordinated and targeted attacks, including sophisticated computer crime and advanced persistent threats. We treat such cybersecurity risks seriously given these threats pose a risk to the security of our systems and networks and the confidentiality, availability and integrity of our data. Cybersecurity attacks could also include attacks targeting sensitive data or the security, integrity and/or reliability of the hardware and software installed in products we use. We devote resources to maintain and regularly update our systems and processes that are designed to protect the security of our computer systems, software, networks and other technology assets against attempts by unauthorized parties to obtain access to confidential information, destroy data, disrupt or degrade service, sabotage systems or cause other damage. Nevertheless, we have experienced cybersecurity attacks that have resulted in unauthorized parties gaining access to our information technology systems and networks, and we could in the future experience similar attacks. As a result, we have implemented certain review and approval procedures internally and with our banks; and have implemented system changes. However, to date, no cybersecurity attack has had a material impact on our financial condition, results of operations or liquidity.